UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2019

THE WENDY’S COMPANY

(Exact name of registrant, as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dave Thomas Boulevard, Dublin, Ohio		43017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 764-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	WEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2019, The Wendy’s Company (the “Company”) and certain of its direct and indirect wholly owned subsidiaries, Wendy’s International, LLC, a Delaware limited liability company (“Wendy’s International”), Wendy’s Funding, LLC, a Delaware limited liability company (the “Master Issuer”), Wendy’s SPV Guarantor, LLC, a Delaware limited liability company (“Wendy’s SPV Guarantor”), Quality Is Our Recipe, LLC, a Delaware limited liability company (“Quality”), and Wendy’s Properties, LLC, a Delaware limited liability company (“Wendy’s Properties” and, together with the Company, Wendy’s International, the Master Issuer, Wendy’s SPV Guarantor and Quality, the “Wendy’s Parties”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain initial purchasers named therein (the “Initial Purchasers”), pursuant to which, among other things, the Master Issuer, a special purpose subsidiary of the Company, has agreed to issue and sell $400 million of its Series 2019-1 3.783% Fixed Rate Senior Secured Notes, Class A-2-I (the “Class A-2-I Notes”) and $450 million of its Series 2019-1 4.080% Fixed Rate Senior Secured Notes, Class A-2-II (the “Class A-2-II Notes” and, together with the Class A-2-I Notes, the “2019 Notes”), in a privately placed securitization transaction under a new indenture supplement to the base indenture, dated as of June 1, 2015, by and between the Master Issuer, as master issuer, and Citibank, N.A., as trustee and securities intermediary.

Interest payments on the 2019 Notes are payable on a quarterly basis. The anticipated repayment dates of the Class A-2-I Notes and the Class A-2-II Notes will be September 2026 and September 2029, respectively, unless earlier prepaid to the extent permitted under the indenture that will govern the 2019 Notes. If the Master Issuer has not repaid or redeemed the 2019 Notes prior to the respective anticipated repayment dates, additional interest will accrue on the 2019 Notes equal to the greater of (A) 5.00% per annum and (B) a per annum interest rate equal to the amount, if any, by which the sum of (i) the yield to maturity (adjusted to a quarterly bond-equivalent basis) on such anticipated repayment date of the United States Treasury Security having a term closest to 10 years, plus (ii) 5.00%, plus (iii)(1) with respect to the Series 2019-1 Class A-2-I Notes, 1.863%, and (2) with respect to the Series 2019-1 Class A-2-II Notes, 2.051%, exceeds the original interest rate with respect to such tranche.

The Purchase Agreement includes customary representations, warranties and covenants by the Wendy’s Parties. It also provides that the Wendy’s Parties will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the sale of the 2019 Notes is anticipated to occur by the end of the second quarter of 2019 and is subject to the satisfaction of various closing conditions specified in the Purchase Agreement.

Certain of the Initial Purchasers and their respective affiliates have, from time to time, performed and may in the future perform various investment banking services for the Company for which they received or will receive customary fees and expenses.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On June 13, 2019, the Company issued a press release announcing its entry into the Purchase Agreement and the pricing of the 2019 Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The 2019 Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the 2019 Notes or any other security and shall not constitute an offer, solicitation or sale of the 2019 Notes or any other security in any jurisdiction where such an offering or sale would be unlawful. This Current Report on Form 8-K contains information about pending transactions, and there can be no assurance that these transactions will be completed.

The Company issued a notice of repayment pursuant to the indenture governing its Series 2015-1 4.080% Fixed Rate Senior Secured Notes, Class A-2-II (the “2015 Class A-2-II Notes”) to repay, subject to completion of the sale of the 2019 Notes as described in Item 1.01 above, all of the outstanding 2015 Class A-2-II Notes on the closing date of the sale of the 2019 Notes.

Item 9.01	Financial Statements and Exhibits.

    (d) Exhibits.

The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description

10.1	2019-1 Class A-2 Note Purchase Agreement, dated as of June 13, 2019, by and among The Wendy’s Company, the subsidiaries of The Wendy’s Company party thereto and Guggenheim Securities, LLC and Citigroup Global Markets Inc., each acting on behalf of itself and as the representatives of the initial purchasers.

99.1	Press release issued by The Wendy’s Company on June 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

THE WENDY’S COMPANY

By:	/s/ Michael G. Berner
Name:	Michael G. Berner
Title:	Associate General Counsel – Corporate and Securities, and Assistant Secretary

Dated: June 13, 2019